Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements File No. 333-172235 on Form S-3, No. 333-105877 on Form S-4 and Nos. 33-50282, 33-59083, 33-59623, 33-67918, 33-75846, 333-04875, 333-06533, 333-25923, 333-50461, 333-81337, 333-87243, 333-88506, 333-90247, 333-46284, 333-100027, 333-117769, 333-118050, 333-123306, 333-130547, 333-151569 and 333-171399 on Form S-8 of our report dated February 10, 2011 (May 23, 2011 as to the effects of the business realignment discussed in Note 2, Note 6, and Note 14), relating to the consolidated financial statements of UnitedHealth Group Incorporated (which report expresses an unqualified opinion and includes an explanatory paragraph for changes due to the business realignment), appearing in this Current Report on Form 8-K of UnitedHealth Group Incorporated.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, MN
May 23, 2011